Exhibit 16.1

May 30, 2017

U.S. Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Ladies and Gentlemen:

We were previously independent accountants for Savara Inc., formerly known as Mast Therapeutics, Inc. (the “Company”). On May 26, 2017, our appointment as the Company’s independent accountants was terminated. We have read the Company’s statements included under Item 4.01 of its Current Report on Form 8-K dated on or about May 30, 2017, and we agree with the statements set forth therein insofar as such comments relate to us.

Very truly yours,

/s/ Mayer Hoffman McCann P.C.

Mayer Hoffman McCann P.C.
San Diego, California